Exhibit 99.1

Outerwall Inc. Comments on Schedule 13D Filing from JANA Partners

BELLEVUE, Wash. – Oct. 4, 2013 – Outerwall Inc. (Nasdaq: OUTR), formerly Coinstar, Inc., today issued the following statement in response to the Schedule 13D filed today by JANA Partners LLC:

Outerwall welcomes the opinions of its shareholders and is always open to constructive input toward the goal of enhancing shareholder value. Our Board of Directors and management team regularly review the company’s strategic priorities and opportunities, including capital allocation, and assess a variety of strategic options. We are committed to driving value for all Outerwall shareholders and will continue to take actions to achieve this important objective.

Morgan Stanley & Co. LLC is serving as financial advisor and Perkins Coie LLP is serving as legal advisor to Outerwall.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, Rubi™ coffee, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

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Contacts

Financial Analysts and Investors:

Rosemary Moothart, Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Media:

Marci Maule, Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Matt Sherman / James Golden / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449